                                   EXHIBIT 12

                                Unit Corporation

                        Ratio of Earning to Fixed Charges

The tables below set forth the ratios of earnings to fixed charges of the Company and its consolidated subsidiaries for the periods indicated. The ratios have been computed using the amounts for the Company and, its consolidated subsidiaries. Earnings available for fixed charges represent earnings from continuing operations before income taxes and fixed charges. Fixed charges represent interest incurred and guaranteed plus that portion of rental expense deemed to be the equivalent of interest.

                       RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS EXCEPT RATIOS)

                                                    THREE MONTHS ENDED
                                                     3/31/99    3/31/98
                                                    --------   --------
Earnings (Losses):
    Income (loss) from continuing operations
      before income taxes. . . . . . . . . . .      $(1,976)   $ 1,163
                                                    --------   --------
Fixed Charges:
    Interest expense . . . . . . . . . . . . .        1,211      1,083
    Interest inherent in rental expense. . . .           34         35
    Guaranteed Interest. . . . . . . . . . . .           15          0
                                                    --------   --------
Fixed charges, as Defined. . . . . . . . . . .        1,260      1,118
                                                    --------   --------
Earnings, as Defined . . . . . . . . . . . . .         (716)     2,281
                                                    ========   ========
RATIO OF EARNINGS TO FIXED CHARGES . . . . . .           *        2.04

*Earnings were not adequate in the three months ended March 31, 1999 to cover fixed charges. The coverage deficiency was $1,976.

                                            YEAR ENDED DECEMBER 31,
                                 --------------------------------------------
                                   1998     1997     1996     1995     1994
                                 -------- -------- -------- -------- --------
Earnings:
    Income from continuing
      operations before
      income taxes. . . . . .    $ 3,739  $17,861  $13,367  $ 3,083  $ 4,648
                                 -------- -------- -------- -------- --------
Fixed Charges:
    Interest expense. . . . .      4,815    2,921    3,162    3,235    1,654
    Interest inherent in
      rental expense. . . . .        137      124      108      102       70
    Guaranteed Interest . . .         20        0        0        0        0
                                 -------- -------- -------- -------- --------
Fixed charges, as Defined . .      4,972    3,045    3,270    3,337    1,724
                                 -------- -------- -------- -------- --------
Earnings, as Defined. . . . .      8,711   20,906   16,637    6,420    6,372
                                 ======== ======== ======== ======== ========
RATIO OF EARNINGS TO
FIXED CHARGES . . . . . . . .       1.75     6.87     5.09     1.92     3.70